UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report: (Date of earliest event reported): March 25, 2010
ION Geophysical Corporation
(Exact name of registrant as specified in its charter)

Delaware	1-12691	22-2286646
(State or other jurisdiction of	(Commission file number)	(I.R.S. Employer Identification No.)
incorporation)
2105 CityWest Blvd, Suite 400
Houston, Texas 77042-2839
(Address of principal executive offices, including Zip Code)
(281) 933-3339
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Item 1.02. Termination of a Material Definitive Agreement
Item 2.01. Completion of Acquisition or Disposition of Assets
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
Item 3.02. Unregistered Sales of Equity Securities
Item 3.03. Material Modification to Rights of Security Holders
Item 7.01. Regulation FD Disclosure
Item 9.01. Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX
EX-10.1
EX-10.2
EX-10.3
EX-10.4
EX-10.5
EX-99.1

     Preliminary Note: The transactions described in this Current Report on Form 8-K relate to the formation of a joint venture between ION Geophysical Corporation, a Delaware corporation (“ION”), and BGP Inc., China National Petroleum Corporation, a company organized under the laws of the People’s Republic of China (“BGP”), and an investment by BGP in ION. Also described in this Form 8-K is a refinancing of ION’s senior secured bank credit facility.
     The execution and delivery of a Stock Purchase Agreement and a Share Purchase Agreement by and between ION and BGP were described in a Current Report on Form 8-K filed by ION with the Securities and Exchange Commission (the “SEC”) on March 25, 2010.
     In this Current Report on Form 8-K, the terms “ION” and “the Company” refer to ION Geophysical Corporation and, where the context requires, ION Geophysical Corporation together with its consolidated subsidiaries. Unless the context requires otherwise, all references in this Current Report on Form 8-K to “$” or “dollars” refer to United States dollars.
Item 1.01. Entry into a Material Definitive Agreement.
     The text set forth in Items 2.01 and 2.03 of this Current Report on Form 8-K regarding ION’s entering into (i) an Investor Rights Agreement with BGP, (ii) a Joint Venture Agreement with BGP and (iii) a new bank senior credit agreement in connection with the refinancing of its previously-existing senior secured bank credit facility, is incorporated into this item by reference.
Item 1.02. Termination of a Material Definitive Agreement.
     The text set forth in Items 2.01 and 2.03 of this Current Report on Form 8-K regarding (i) the termination of ION’s amended and restated credit agreement governing the terms of its previously-existing senior secured bank credit facility and (ii) the termination of the October 2009 Registration Rights Agreement between ION and BGP, is incorporated into this item by reference.
Item 2.01. Completion of Acquisition or Disposition of Assets.
     On March 25, 2010, ION filed a Current Report on Form 8-K with the SEC reporting that it had entered into two definitive agreements relating to its proposed joint venture and related transactions with BGP:
•	A Stock Purchase Agreement with BGP dated as of March 19, 2010 (herein so called), under which ION agreed to issue 23,789,536 shares of ION’s common stock to BGP; and

•	A Share Purchase Agreement with BGP dated as of March 24, 2010 (the “Share Purchase Agreement”), under which ION agreed to sell to BGP 51% of the equity interest in INOVA Geophysical Equipment Limited, a recently formed wholly-owned direct subsidiary of ION organized under the laws of the Peoples Republic of China (“INOVA Geophysical”) and thereby, in connection with the other transactions contemplated under the Share Purchase Agreement, form the joint venture.
     The transactions under the Stock Purchase Agreement and the Share Purchase Agreement had been contemplated under the terms of that certain binding Term Sheet (the “Term Sheet”) dated as of October 23, 2009 between ION and BGP. The Term Sheet and related agreements and instruments were described in ION’s Current Report on Form 8-K filed with the SEC on October 27, 2009. The Term Sheet was terminated by the execution and delivery of the Stock Purchase Agreement and the Share Purchase Agreement.
     The business of INOVA Geophysical is to design, develop, manufacture and sell land-based seismic data acquisition equipment for the petroleum industry worldwide. The joint venture was formed to combine ION’s land seismic equipment business with BGP’s expertise and experience in land seismic operations and thereby create a new enterprise that would have the resources, technology and experience required to provide state-of-the-art products and services.

     BGP, a subsidiary of China National Petroleum Corporation (“CNPC”), is a leading global geophysical services contracting company. BGP has been a customer of the Company’s products and services for many years. For the Company’s fiscal years ended December 31, 2009 and 2008, BGP and CNPC collectively accounted for approximately 8.0% and 5.1% of the Company’s consolidated net revenues, respectively.
     The transactions under the Stock Purchase Agreement and the Share Purchase Agreement were completed on March 25, 2010.
Purchase of ION Common Stock.
     As provided in the Stock Purchase Agreement, on March 25, 2010, ION issued to BGP 23,789,536 shares of ION’s common stock in a privately-negotiated transaction at an effective purchase price of $2.80 per share. The $2.80 price per share had been agreed to by the parties in the Term Sheet.
     The 23,789,536 shares of ION common stock issued by BGP consisted of (i) 10,204,082 shares acquired upon BGP’s conversion of the approximately $28.6 million principal balance of indebtedness outstanding under a Convertible Promissory Note dated as of October 23, 2009 (the “Domestic Convertible Note”) issued by the Company to Bank of China, New York Branch (“Bank of China”) and (ii) 13,585,454 shares purchased for $2.80 cash per share under the Stock Purchase Agreement, representing total gross cash proceeds to ION from such sale of approximately $38.0 million. The conversion price per ION share under the Domestic Convertible Note was $2.80 per share.
     The Domestic Convertible Note, along with a Convertible Promissory Note issued by the Company’s subsidiary, ION International S.à r.l., to Bank of China on October 23, 2009 (the “Foreign Convertible Note” and together with the Domestic Convertible Note, the “Convertible Notes”) had been held by Bank of China in connection with certain bridge loan financing provided to ION by Bank of China in October 2009. Bank of China assigned the Convertible Notes to BGP on March 19, 2010. On March 24, 2010, BGP delivered a notice to ION of its election to convert the entire outstanding principal amount under the Domestic Convertible Note into 10,204,082 shares of ION’s common stock at the $2.80 per share conversion price, simultaneously with and conditioned upon the closing of the transactions under the Stock Purchase Agreement. The total outstanding indebtedness owed by the Company under the Foreign Convertible Note and all unpaid interest and fees on the Domestic Convertible Note were repaid by the Company, along with the other revolving credit loans under the Company’s existing bank credit facility, using amounts borrowed under the Company’s new credit facility and the $38.0 million proceeds from the sale of 13,585,454 shares of ION common stock to BGP. See “ — Proceeds From Sales of ION Common Stock and Equity Interests in INOVA Geophysical” below.
     In connection with the closing of the transactions under the Stock Purchase Agreement, a Warrant dated as of October 27, 2009 that ION had previously issued to BGP was terminated and surrendered to ION.
     After giving effect to the issuance of the 23,789,536 shares of common stock of ION, BGP beneficially owned as of March 25, 2010, approximately 16.62% of the outstanding shares of ION common stock.
     The issuances of the shares of ION’s common stock under the terms of the Stock Purchase Agreement were not registered under the Securities Act of 1933, as amended, in reliance upon exemptions from registration under Section 4(2) of the Securities Act and under Regulation D promulgated by the SEC under the Securities Act.
     The foregoing summary of the Stock Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the copy of the Stock Purchase Agreement dated as of March 19, 2010, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.
Investor Rights Agreement.
     On March 25, 2010, ION and BGP entered into an Investor Rights Agreement (herein so called) to govern their relationship with regards to BGP’s ownership of ION common stock it acquired under the Stock Purchase Agreement.

     Under the Investor Rights Agreement, for so long as BGP owns as least 10% of the outstanding shares of ION common stock, BGP will have the right to nominate one director to serve on the Board of Directors of ION. It is currently expected that BGP’s designee, Mr. Guo Yueliang, Vice President of CNPC, will be appointed as an additional director to ION’s Board of Directors on or about April 1, 2010.
     The Investor Rights Agreement also provides that whenever ION may issue shares of its common stock or other securities convertible into, exercisable or exchangeable for its common stock, BGP will have certain pre-emptive rights to subscribe for a number of such shares or other securities as may be necessary to retain BGP’s proportionate ownership of common stock that exists before that issuance. These pre-emptive rights are subject to customary exceptions, such as issuances of securities as equity compensation to ION’s officers, directors, employees and consultants, under employee stock purchase plans and under currently outstanding convertible and exercisable securities of ION.
     In addition, under the Investor Rights Agreement, BGP has agreed to cause its shares of ION common stock to be present in person or by proxy at all meetings of stockholders of ION, such that BGP’s shares will be counted as present for purposes of determining the presence of a quorum at those meetings. BGP also agreed that until the earlier to occur of March 25, 2014 or such date when BGP owns less than 10% of the outstanding shares of ION common stock, BGP will not, without the prior written consent of ION, purchase ION stock, solicit proxies or form a “group” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in connection with or for purposes of changing the control of ION and certain similar matters. This “standstill” provision will not be in effect at any time that ION is not in compliance with its obligations with regards to BGP’s right to have a representative on the Board of Directors of ION.
     The Investor Rights Agreement provides BGP with certain demand and piggyback registration rights, including rights to cause ION to file with the SEC a registration statement or registration statements under the Securities Act with respect to resales of the shares of common stock acquired by BGP under the Stock Purchase Agreement and upon conversion of the Convertible Notes. It also contains customary provisions regarding rights of indemnification between the parties with respect to certain applicable securities law liabilities. Upon the execution and delivery of the Investor Rights Agreement, the prior October 2009 Registration Rights Agreement in effect between ION and BGP terminated.
     In connection with BGP’s registration rights under the Investor Rights Agreement, the Stock Purchase Agreement provides that ION will not, and will cause its officers, directors and affiliates not to, subject to certain customary exceptions, sell shares of ION common stock during the time between the date of any request to register shares given by BGP to ION under the Investor Rights Agreement and the date that the SEC declares effective the registration statement relating to that request.
     The foregoing summary of the Investor Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the copy of the Investor Rights Agreement dated as of March 25, 2010, which is filed as Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference.
Formation of Joint Venture Between ION and BGP.
     On March 25, 2010, ION and BGP formed the joint venture as contemplated under the Share Purchase Agreement. Prior to closing, ION had contributed to INOVA Geophysical certain assets and liabilities related to the proposed business of the joint venture. BGP also contributed to its newly formed Chinese subsidiary (“BGP Sub”) certain of its assets and related liabilities that related to the joint venture’s business.
     The assets of each party contributed and to be contributed to the joint venture include land seismic recording systems, inventory, certain intellectual property rights and contract rights necessary to or principally used in the conduct or operation of the businesses of the joint venture as conducted or operated by BGP or ION prior to closing. However, the Share Purchase Agreement provides that certain assets and businesses will be excluded from the joint venture.

     Under the Share Purchase Agreement, ION sold to BGP a 51% equity interest in INOVA Geophysical for the aggregate consideration of $108.5 million cash paid to ION and BGP’s transfer to ION of a 49% equity interest in BGP Sub. As a result, ION now owns a 49% equity interest, and BGP owns a 51% equity interest, in each of INOVA Geophysical and BGP Sub. ION and BGP have each agreed to make certain post-closing transfers of assets and related liabilities to INOVA Geophysical; these post-closing items include transfers by ION of its equity interest in of one of its Russian subsidiaries and transfers by BGP and ION of their respective equity interests in BGP Sub. The delays in these transfers are the result of non-U.S. necessary applicable governmental approvals which could not be completed by the closing date.
     INOVA Geophysical has also assumed certain liabilities related to the transferred businesses. Among these liabilities is approximately $18.4 million, as of March 25, 2010, in indebtedness under the rental land equipment secured financing that ION and its rental equipment subsidiaries entered into in June 2009 with a subsidiary of ICON Capital Inc. ION remains liable on its guarantee of this indebtedness, but ION has received a back-up guaranty from two subsidiaries of INOVA Geophysical with respect to any defaults on this transferred indebtedness for which ION is called upon to remedy. INOVA Geophysical will issue a replacement back-up guaranty upon receipt of applicable government approvals. INOVA Geophysical has also assumed approximately $2.3 million in capital lease liabilities that had been transferred to it.
     Excluded from the assets and liabilities transferred and to be transferred to the joint venture (and the scope of the joint venture business) are (i) the analog sensor businesses of ION and BGP and (ii) the businesses of certain companies in which BGP or ION are currently a minority owner. All of ION’s other businesses — including its Marine Imaging Systems, Data Management Solutions and ION Solutions (which includes GXT’s Imaging Solutions, Integrated Seismic Solutions (ISS) and BasinSPAN™ and seismic data libraries) — will remain owned and operated by ION and will not comprise a part of the joint venture.
     In connection with the closing of the transactions under the Share Purchase Agreement, ION, BGP and INOVA Geophysical entered into ancillary agreements concerning the provision of employees and services by ION and BGP to INOVA Geophysical, and transfers of intellectual property rights to INOVA Geophysical by ION and BGP, along with the license-back to ION and BGP of certain intellectual property rights for technology developed by INOVA Geophysical. Additionally, the parties each entered into certain agreements for the purchase of certain products and services from the other parties.
     The foregoing summary of the Share Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the copy of the Share Purchase Agreement dated as of March 24, 2010, which is filed as Exhibit 10.3 to this Current Report on Form 8-K and incorporated herein by reference.
Joint Venture Agreement.
     At the closing of the Share Purchase Agreement transactions, ION and BGP entered into a Joint Venture Agreement dated as of March 24, 2010 (herein so called). The Joint Venture Agreement sets forth ION’s and BGP’s respective rights and obligations regarding INOVA Geophysical and their equity interests in the joint venture. It contains provisions for the operation and management of INOVA Geophysical, including future capital contributions, allocations of profits and losses, distributions from the joint venture, approval of budgets and strategic plans, transfers of equity interests, executive management, related-party transactions, deadlock and dispute resolution procedures, withdrawals and winding up, dissolution and termination.
     The board of directors of INOVA Geophysical consists of four members appointed by BGP and three members appointed by the Company. The adoption of a resolution of the board of directors will generally require the affirmative vote of a simple majority of the directors at a meeting having a quorum present of at least 2/3 of the total directors; however, certain significant actions to be taken by the joint venture will require the approval of at least five directors. The joint venture will be required to comply with U.S. export control and related laws and regulations.
     The foregoing summary of the Joint Venture Agreement does not purport to be complete and is qualified in its entirety by reference to the copy of the Joint Venture Agreement dated as of March 24, 2010, which is filed as Exhibit 10.4 to this Current Report on Form 8-K and incorporated herein by reference.

     ION anticipates that it will account for its 49% interest in INOVA Geophysical under the equity method of accounting under U.S. generally accepted accounting principles.
Proceeds From Sales of ION Common Stock and Equity Interests in INOVA Geophysical.
     In connection with the closing under the Stock Purchase Agreement, ION received approximately $38.0 million in cash from BGP for BGP’s purchase of 13,585,454 shares of ION common stock under the Stock Purchase Agreement, and borrowed approximately $191.3 million in new borrowings under ION’s new bank senior credit facility, consisting of approximately $106.3 million under a new five-year term loan and approximately $85.0 million under a new revolving line of credit. These funds, along with certain cash on hand, were applied to repay an aggregate of approximately $226.0 million in indebtedness, including (i) approximately $89.4 million in outstanding revolving indebtedness under ION’s prior bank senior credit facility, (ii) approximately $101.6 million in outstanding indebtedness under a five-year term loan (under ION’s prior bank senior credit facility) and (iii) approximately $35.0 million of outstanding indebtedness under an amended and restated subordinated promissory note dated December 30, 2008 that had been payable to one of the selling shareholders in connection with ION’s acquisition of ARAM Systems Ltd. in 2008. See Item 2.03 — Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant below in this Form 8-K.
     ION then applied a portion of the $108.5 million in cash proceeds it received from BGP for BGP’s purchase of the 51% equity interest in INOVA Geophysical to repay the $85.0 million of revolving loans that ION had borrowed to pay off the indebtedness under ION’s prior bank senior credit facility.
     As a result of these transactions and re-financings, ION’s total indebtedness has been significantly reduced. See the Unaudited Pro Forma Consolidated Financial Information contained below under Item 9.01 — Financial Statements and Exhibits — (b) Pro Forma Financial Information.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     On March 25, 2010, ION, its Luxembourg subsidiary, ION International S.À R.L. (“ION SÀRL”), and certain of its other U.S. and foreign subsidiaries entered into a new credit facility (the “New Facility”). The terms of the New Facility are set forth in a credit agreement dated as of March 25, 2010 (the “Credit Agreement”), by and among ION, ION SÀRL and China Merchants Bank Co., Ltd., New York Branch (“CMB”), as administrative agent and lender. The obligations of ION under the New Facility are guaranteed by certain of ION’s material U.S. subsidiaries and the obligations of ION SÀRL under the New Facility are guaranteed by certain of ION’s material U.S. and foreign subsidiaries, in each case that are parties to the credit agreement.
     The New Facility replaces ION’s previous syndicated credit facility under an Amended and Restated Credit Agreement dated as of July 3, 2008, as it had been subsequently amended numerous times (the “Prior Facility”). The terms and conditions of the New Facility are similar in many respects to the terms and conditions under the Prior Facility. The New Facility provides ION with a revolving line of credit of up to $100.0 million in borrowings (including borrowings for letters of credit), and refinanced ION’s outstanding term loan under the Prior Facility with a new term loan in the original principal amount of $106.3 million. The New Facility, like the Prior Facility, permits direct borrowings by ION SÀRL for use by ION’s foreign subsidiaries.
     Under the New Facility, up to $75.0 million is available for revolving line of credit borrowings by ION, and up to $60.0 million (or its equivalent in foreign currencies) is available for revolving line of credit borrowings by ION SÀRL, but the total amounts borrowed may not exceed $100.0 million. Borrowings under the New Facility are not subject to a borrowing base.
     Revolving credit borrowings under the New Facility may be utilized to fund the working capital needs of ION and its subsidiaries, and to finance acquisitions and investments and for general corporate purposes. In addition, the New Facility includes a $35.0 million sub-limit for the issuance of documentary and stand-by letters of credit.

     The revolving credit indebtedness and term loan indebtedness under the New Facility are each scheduled to mature on March 24, 2015. The $106.3 million original principal amount under the term loan is subject to scheduled quarterly amortization payments, commencing on June 30, 2010, of $1.0 million per quarter until the maturity date. The indebtedness under the New Facility may sooner mature on a date that is 18 months after the earlier of (i) any dissolution of the INOVA Geophysical joint venture, or (ii) the administrative agent determining in good faith that INOVA Geophysical or BGP, as the case may be, is unable to perform its obligations under its guaranty.
     The interest rate per annum on borrowings under the New Facility will be, at ION’s option:
•	An alternate base rate equal to the sum of (i) the greatest of (a) the prime rate of CMB, (b) a federal funds effective rate plus 0.50%, or (c) an adjusted LIBOR-based rate plus 1.0%, and (ii) an applicable interest margin of 2.5%; or

•	For eurodollar borrowings and borrowings in Euros, Pounds Sterling or Canadian Dollars, the sum of (i) an adjusted LIBOR-based rate, and (ii) an applicable interest margin of 3.5%.
     The parties had contemplated that INOVA Geophysical would be an additional guarantor or provider of credit support under the Credit Agreement. However, due to the time required to obtain necessary Chinese governmental approvals for such credit support from INOVA Geophysical, the Credit Agreement instead provides that BGP will enter into a guaranty agreement to guarantee the indebtedness under the New Facility, which the INOVA Geophysical guaranty will replace when the applicable governmental approvals are obtained. ION has entered into a credit support agreement with BGP whereby ION has agreed to use its best efforts to cooperate with BGP to obtain the INOVA Geophysical credit support and release of the BGP guaranty on or before April 24, 2010, and to indemnify BGP for losses sustained by BGP that arise out of or are a result of the enforcement of BGP’s guaranty against BGP.
     The obligations of ION and the guarantee obligations of the U.S. guarantors are secured by a first-priority security interest in 100% of the stock of all U.S. guarantors and 65% of the stock of certain first-tier foreign subsidiaries and by substantially all other assets of ION and the U.S. guarantors. The obligations of ION SÀRL and the foreign guarantors are secured by a first-priority security interest in 100% of the stock of the foreign guarantors and the U.S. guarantors and substantially all other assets of the foreign guarantors, the U.S. guarantors and ION.
     The agreements governing the New Facility contain covenants that restrict the borrowers, the guarantors and their subsidiaries, subject to certain exceptions, from:
•	Incurring additional indebtedness (including capital lease obligations), granting or incurring additional liens on ION’s properties, pledging shares of ION’s subsidiaries, entering into certain merger or other change-in-control transactions, entering into transactions with ION’s affiliates, making certain sales or other dispositions of assets, making certain investments, acquiring other businesses and entering into sale-leaseback transactions with respect to ION’s properties;

•	Paying cash dividends on ION’s common stock; and

•	Repurchasing and acquiring ION capital stock, unless there is no event of default under the Credit Agreement and the amount of such repurchases does not exceed an amount equal to (i) 25% of ION’s consolidated net income for the prior fiscal year, less (ii) the amount of any cash dividends paid on ION’s common stock.
     The New Facility requires compliance with certain financial covenants, including requirements commencing on June 30, 2011 and for each fiscal quarter thereafter for ION and its U.S. subsidiaries to:
•	Maintain a minimum fixed charge coverage ratio in an amount equal to at least 1.125 to 1,

•	Not exceed a maximum leverage ratio of 3.25 to 1;

•	Maintain a minimum tangible net worth of at least 60% of ION’s tangible net worth as of March 31, 2010 (but in calculating tangible net worth, up to $25.0 million in any write-downs of ION’s seismic data libraries will not reduce tangible net worth for a period of 12 months following any such write-down).

     The fixed charge coverage ratio is defined as the ratio of (i) ION’s consolidated EBITDA less cash income tax expense, non-financed capital expenditures and capitalized research and development costs, to (ii) the sum of scheduled payments of lease payments and payments of principal indebtedness, interest expense actually paid and cash dividends, in each case for the four consecutive fiscal quarters most recently ended. The leverage ratio is defined as the ratio of (x) total funded consolidated debt, capital lease obligations and issued letters of credit (net of cash collateral) to (y) consolidated EBITDA of ION for the four consecutive fiscal quarters most recently ended.
     The Credit Agreement for the New Facility contains customary event of default provisions similar to those contained in the credit agreement for the Prior Facility (including a “change of control” event affecting ION), the occurrence of which could lead to an acceleration of ION’s obligations under the New Facility. The Credit Agreement also provides that certain acts of bankruptcy, insolvency or liquidation of INOVA Geophysical or BGP would constitute additional events of default under the New Facility.
     The foregoing description of the Credit Agreement is qualified in its entirety by reference to the Credit Agreement attached hereto as Exhibit 10.5 and incorporated herein by reference.
Item 3.02. Unregistered Sales of Equity Securities.
     The text set forth in Item 2.01 of this Current Report on Form 8-K regarding the unregistered sale of shares of ION common stock to BGP is incorporated into this item by reference.
Item 3.03. Material Modification to Rights of Security Holders.
     The text set forth in Items 2.01 and 2.03 of this Current Report on Form 8-K regarding the terms of the Investor Rights Agreement and certain covenants under the Credit Agreement concerning restrictions on dividends and stock repurchases is incorporated into this item by reference.
Item 7.01. Regulation FD Disclosure
     On March 29, 2010, ION issued a news release announcing the completion of BGP’s investment in ION, the formation of the joint venture and the refinancing transactions. A copy of the press release is attached as Exhibit 99.1.
     The information contained in this Item 7.01 and Exhibit 99.1 of this report (i) is not to be considered “filed” under the Exchange Act and (ii) shall not be incorporated by reference into any previous or future filings made by or to be made by ION with the SEC under the Securities Act or the Exchange Act.
Item 9.01. Financial Statements and Exhibits.
(a) Financial Statements of Businesses Acquired.
          No financial statements of businesses acquired are being filed with this report.
(b) Pro Forma Financial Information.
Unaudited Pro Forma Consolidated Financial Information: Unaudited pro forma consolidated balance sheet of ION Geophysical Corporation as of December 31, 2009, the unaudited pro forma consolidated statements of operations of ION Geophysical Corporation for the year ended December 31, 2009 and the notes to unaudited pro forma financial information appear beginning on page F-1 of this Form 8-K.
(c) Shell company transactions.
          Not applicable.

(d) Exhibits.

10.1	Stock Purchase Agreement dated as of March 19, 2010, by and between ION Geophysical Corporation and BGP Inc., China National Petroleum Corporation.

10.2	Investor Rights Agreement dated as of March 25, 2010, by and between ION Geophysical Corporation and BGP Inc., China National Petroleum Corporation.

10.3	Share Purchase Agreement dated as of March 24, 2010, by and among ION Geophysical Corporation, INOVA Geophysical Equipment Limited and BGP Inc., China National Petroleum Corporation.

10.4	Joint Venture Agreement dated as of March 24, 2010, by and between ION Geophysical Corporation and BGP Inc., China National Petroleum Corporation.

10.5
Credit Agreement dated as of March 25, 2010, by and among ION Geophysical Corporation, ION International S.À R.L. and China Merchants Bank Co., Ltd., New York Branch, as administrative agent and lender.

99.1	Press Release dated March 29, 2010.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 31, 2010	ION GEOPHYSICAL CORPORATION
	By:	/s/ DAVID L. ROLAND
David L. Roland
Senior Vice President, General Counsel and Corporate Secretary

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
     The following unaudited pro forma consolidated financial statements and related information have been compiled by the application of pro forma adjustments to the historical consolidated financial statements of ION Geophysical Corporation (the “Company”) to reflect the disposition of ION’s contributed businesses and operations to INOVA Geophysical as well as related equity and debt financing transactions. The unaudited pro forma consolidated balance sheet of ION as of December 31, 2009 gives effect to ION’s disposition of the contributed businesses and operations and the related financing transactions in connection therewith, as if they had occurred as of such date. The unaudited pro forma consolidated statement of operations of ION for the year ended December 31, 2009 gives effect to such transactions as if they had occurred as of January 1, 2009.
     The unaudited pro forma adjustments are based upon currently available information and assumptions that we believe to be reasonable under the circumstances. These assumptions may change materially as further information becomes available. The following unaudited pro forma consolidated financial data are for informational purposes only and do not purport to represent what our results of operations or financial position actually would have been if the transactions referred to above had occurred at any date, and should not be taken as representative of our future results of operations or financial position. The unaudited pro forma consolidated financial statements and related information do not include any adjustments related to any restructuring charges, operating profit improvements, potential cost savings or one-time charges, which may result from the formation of INOVA Geophysical and the related financing transactions.
     The following unaudited pro forma consolidated financial statements and related information should be read in conjunction with ION’s historical audited consolidated financial statements as of and for the year ended December 31, 2009 as included in ION’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

ION GEOPHYSICAL CORPORATION
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
December 31, 2009
(In thousands)

		Pro Forma Adjustments
	ION	Disposition of	Debt & Equity		ION
	Historical	Land Division (1)	Financings		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$16,217	$105,749	$(86,702)	(2)	$35,264
Restricted cash	1,469	—	—		1,469
Accounts and notes receivable, net	111,046	(19,181)	—		91,865
Current portion of notes receivable, net	13,367	(13,367)	—		—
Unbilled receivables	21,655	(840)	—		20,815
Inventories	202,601	(150,569)	—		52,032
Deferred income tax asset	6,001	—	3,553	(3)	9,554
Prepaid expenses and other current assets	23,145	(4,287)	(10,152)	(3)	8,706

Total current assets	395,501	(82,495)	(93,301)		219,705
Deferred income tax asset	26,422	(10,453)	—		15,969
Property, plant, equipment and seismic rental equipment, net	78,555	(57,866)	—		20,689
Multi-client data library, net	130,705	—	—		130,705
Equity method investment	—	133,069	—		133,069
Goodwill	52,052	—	—		52,052
Intangible assets, net	61,766	(35,300)	—		26,466
Other assets	3,185	(239)	5,000	(4)	7,946

Total assets	$748,186	$(53,284)	$(88,301)		$606,601

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable and current maturities of long-term debt	$271,132	$(20,046)	$(241,907)	(2)	$9,179
Accounts payable	40,189	(19,466)	—		20,723
Accrued expenses	65,893	(15,354)	—		50,539
Accrued multi-client data library royalties	18,714	—	—		18,714
Fair value of the warrant	44,789	—	(44,789)	(5)	—
Deferred revenue	13,802	(2,793)	—		11,009

Total current liabilities	454,519	(57,659)	(286,696)		110,164
Long-term debt, net of current maturities	6,249	(1,307)	102,250	(6)	107,192
Non-current deferred income tax liability	1,262	4,642	—		5,904
Other long-term liabilities	3,688	—	—		3,688

Total liabilities	465,718	(54,324)	(184,446)		226,948

Stockholders’ equity:
Cumulative convertible preferred stock	68,786	—	—		68,786
Common stock	1,187	—	238	(7)	1,425
Additional paid-in capital	666,928	—	105,405	(7)	772,333
Accumulated deficit	(411,548)	(22,371)	(9,498)	(2)(3)(5)(7)	(443,417)
Accumulated other comprehensive income (loss)	(36,320)	23,411	—		(12,909)
Treasury stock	(6,565)	—	—		(6,565)

Total stockholders’ equity	282,468	1,040	96,145		379,653

Total liabilities and stockholders’ equity	$748,186	$(53,284)	$(88,301)		$606,601

ION GEOPHYSICAL CORPORATION
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
Year Ended December 31, 2009
(In thousands, except per share amounts)

		Pro Forma Adjustments
	ION	Disposition of	Debt & Equity		ION
	Historical	Land Division (8)	Financings		Pro Forma
Product revenues	$237,664	$(77,774)	$—		$159,890
Service revenues	182,117	—	—		182,117

Total net revenues	419,781	(77,774)	—		342,007

Cost of products	165,923	(80,413)	—		85,510
Cost of services	121,720	—	—		121,720

Gross profit	132,138	2,639	—		134,777

Operating expenses:
Research, development and engineering	44,855	(21,363)	—		23,492
Marketing and sales	34,945	(5,586)	—		29,359
General and administrative	72,510	(11,833)	—		60,677
Impairment of intangible assets	38,044	(38,044)	—		—

Total operating expenses	190,354	(76,826)	—		113,528

Income (loss) from operations	(58,216)	79,465	—		21,249
Interest expense, including amortization of a non-cash debt discount	(35,671)	5,108	18,986	(9)	(11,577)
Interest income	1,721	(1,584)	—		137
Net loss from equity affiliate	—	(35,560)	—		(35,560)
Fair value adjustment of the warrant	(29,401)	—	29,401	(10)	—
Impairment of cost method investment	(4,454)	—	—		(4,454)
Other income (expense)	(4,023)	1,338	—		(2,686)

Income (loss) before income taxes	(130,044)	48,767	48,387		(32,890)
Income tax expense (benefit)	(19,985)	8,144	4,289	(11)	(7,552)

Net income (loss)	(110,059)	40,623	44,098		(25,338)
Preferred stock dividends	3,500	—	—		3,500

Net income (loss) applicable to common shares	$(113,559)	$40,623	$44,098		$(28,838)

Earnings per share:
Basic net income (loss) per share	$(1.03)				$(0.21)

Diluted net income (loss) per share	$(1.03)				$(0.21)

Weighted average number of common shares outstanding:
Basic	110,516		23,790	(12)	134,306
Diluted	110,516		23,790	(12)	134,306

ION GEOPHYSICAL CORPORATION
NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION
Pro Forma Adjustments to Unaudited Pro Forma Consolidated Balance Sheet
(1) To reflect the $108.5 million in cash received from BGP in exchange for the sale of a 51% interest in INOVA Geophysical. This adjustment also reflects the contribution of ION’s Land Division’s assets and liabilities by the Company to form INOVA Geophysical. The Company’s 49% investment in INOVA Geophysical is reflected in Equity Method Investment. The assumed equity value of INOVA Geophysical is approximately $272 million, and the assumed after tax loss on the transaction is approximately $22.4 million, which includes the recognition of $23.4 million of Accumulated Other Comprehensive Loss at December 31, 2009 related primarily to foreign currency translation adjustments associated with the Land Division’s Canadian operations.
(2) To reflect the refinancing and subsequent repayments of certain of our indebtedness. The repayment of the revolving line of credit of $89.4 million excludes the convertible debt of $28.6 million that was converted to equity by BGP. The $106.3 million term loan requires a quarterly principal payment of $1.0 million, which resulted in $4.0 million included as short-term debt and the remaining $102.3 million classified as long-term debt. The summary of the financing and repayments is as follows:

			Current
	Cash	Non-cash	Indebtedness
Prior Indebtedness:
Revolving line of credit	$(89,429)	$(28,571)	$(118,000)
Term loan	(101,563)	—	(101,563)
Amended and restated subordinated seller note	(35,000)	—	(35,000)
Write-off of non-cash debt discount	—	8,656	8,656

New Financings:
Proceeds from share purchase by BGP	38,040	—	—
New term loan	106,250	—	4,000
Payment of debt issuance costs related to re-financings	(5,000)	—	—

Net change	$(86,702)		$(241,907)

(3) To reflect the write-off of unamortized deferred financing charges of $2.6 million related to the $101.6 million Term Loan Facility and of $7.6 million related to the $118.0 million revolving line of credit. The deferred tax asset reflects the tax benefit of the write-off of these unamortized deferred financing charges.
(4) To reflect the deferral of the estimated debt issuance costs of approximately $3.5 million for the new term loan facility and of approximately $1.5 million for the new revolving credit facility. These charges will be amortized over the term of these agreements until maturity on March 24, 2015.
(5) To reflect the revaluation of the warrant liability ($44.8 million at December 31, 2009) to its fair value on the date of closing of $32.0 million at March 25, 2010. The fair value of the liability has then been re-classified to equity as part of the purchase of shares and conversion of debt by BGP.
(6) To reflect the issuance of the $106.3 million term loan, of which $102.3 million is classified as long-term, as part of the financings.
(7) To reflect the equity impact of the issuance of the 23,789,536 shares of ION common stock to BGP. Of that total, 10,204,082 shares of ION common stock were issued upon the conversion to equity of the convertible note ($28.6 million) by BGP, and the remaining 13,585,454 shares of our common stock were issued through an additional stock purchase by BGP under the Stock Purchase Agreement price of $2.80 per share for $38.0 million. As discussed in Note 5 above, the fair value of the warrant liability of $32.0 million at closing was re-classified to additional paid-in capital. An approximately $7.0 million charge is also reflected (offsetting credit to additional paid-in capital) related to BGP’s equity purchase commitment, which was calculated as the difference between the purchase price of $2.80 per common share and the closing price at the time the Term Sheet was entered into in October 2009.
Pro Forma Adjustments to Unaudited Pro Forma Consolidated Statement of Operations
(8) To reflect the contribution of the Land Division operations to INOVA Geophysical. The net loss from equity affiliate is equal to 49% of the pro forma net loss of INOVA Geophysical. Included within the Land Division’s 2009 results was a $38.0 million, before tax, intangible impairment charge. The Company’s proportionate percentage of that charge is included in the Net loss from equity affiliate. Approximately $3.9 million, after tax, is also included within Net loss from equity affiliate and represents the additional loss due to assumed amortization of assets considered to be purchased by BGP from ION upon the formation of INOVA Geophysical. No additional revenues or expenses have been assumed related to the BGP assets contributed to INOVA Geophysical.
(9) To reflect the interest expense related to the new term loan under the new credit facility of $8.1 million, which is offset by the interest and amortization of debt issuance costs savings from the repayment of ION’s previous revolving line of credit, term loan and its amended and restated subordinated seller note of ($20.4 million). The $6.7 million of interest expense related to the non-cash discount has also been reversed since the related debt instrument was extinguished on the date INOVA Geophysical was formed. The interest rate on the term loan and the revolving credit borrowings under the Amended and Restated Credit Facility as of March 1, 2010 was 6.8% (LIBOR plus 6.5%). Because the interest rates for the $106.3 million term loan and the $100 million credit facility are also dependent on market conditions, a 1/8% change in interest rate would increase or decrease interest expense by $0.1 million for each outstanding loan.
(10) To reflect the elimination of the fair value adjustment of the warrant previously issued to BGP because the warrant terminated pursuant to its terms upon the formation of INOVA Geophysical and the closing of the related transactions.
(11) To reflect the income tax effect related to the pro forma interest savings adjustments, excluding the non-cash (non-taxable) discount, at the applicable statutory rates.
(12) To reflect the issuance of 23,789,536 shares of ION common stock to BGP.

EXHIBIT INDEX

Exhibits	Description
10.1	Stock Purchase Agreement dated as of March 19, 2010, by and between ION Geophysical Corporation and BGP Inc., China National Petroleum Corporation.

10.2	Investor Rights Agreement dated as of March 25, 2010, by and between ION Geophysical Corporation and BGP Inc., China National Petroleum Corporation.

10.3	Share Purchase Agreement dated as of March 24, 2010, by and among ION Geophysical Corporation, INOVA Geophysical Equipment Limited and BGP Inc., China National Petroleum Corporation.

10.4	Joint Venture Agreement dated as of March 24, 2010, by and between ION Geophysical Corporation and BGP Inc., China National Petroleum Corporation.

10.5
Credit Agreement dated as of March 25, 2010, by and among ION Geophysical Corporation, ION International S.À R.L. and China Merchants Bank Co., Ltd., New York Branch, as administrative agent and lender.

99.1	Press Release dated March 29, 2010.